Press Release

Biogan International Announces Closing of Non-Brokered Private Placement

TORONTO, Ontario, May 2, 2002 - Biogan International Inc. (OTC:BIGM) today announced that it has completed a non-brokered private placement of 15,816,664 special warrants and 150,000 restricted common shares at a price of U.S. $0.03 per special warrant or common share, for proceeds of U.S. $479,000. The proceeds of the offering will be used for working capital purposes.

The special warrants, which were offered outside of the U.S., entitle holders to acquire, at no additional cost, one common share for each special warrant held, at any time before the earlier of five days after the issuance of a receipt for a final prospectus from the Ontario Securities Commission and two years from closing. The common shares issued in the U.S. are subject to restrictions on resale imposed by the U.S. Securities Act of 1933.

Biogan International is in the process of completing its previously-announced acquisition of mining assets in China. These assets include interests in two operating base metal mines and a copper smelter located in Guangxi Province in southern China.

This document contains forward-looking statements that involve risks, uncertainties and assumptions. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Biogan and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including predictions regarding the acquisition of the Chinese joint venture interest; statements regarding future improvement of Biogan generally or specifically its profitability, earnings, revenues, synergies, accretion or other financial items; statements about the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans; statements regarding future economic conditions or performance; statements of belief; and statements of assumptions underlying any of the foregoing.

The risks, uncertainties and assumptions referred to above the risks that are described from time to time in Biogan's Securities and Exchange Commission reports, including but not limited to Biogan's annual report on Form 10-KSB, as amended on October 5, 2001, for the fiscal year ended December 31, 1999, and subsequently filed reports.

Biogan assumes no obligation and does not intend to update these forward-looking statements.

Contact:
Biogan International, Inc.
Kerry D. Smith
President
(416) 214-3270